SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

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Jazz Technologies, Inc.

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JAZZ TECHNOLOGIES, INC.
4321 Jamboree Road
Newport Beach, CA 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 13, 2007

Dear Stockholder

You are cordially invited to attend our Annual Meeting of Stockholders. The meeting will be held on Wednesday, June 13, 2007 at 9:00 a.m. local time at 4321 Jamboree Road, Newport Beach, California 92660 for the following purposes:

1.	To elect two directors to hold office until the 2010 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young, LLP as our independent auditors for our fiscal year ending December 28, 2007.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is May 2, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Allen R. Grogan
Secretary
Newport Beach, California
May 21, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting please complete date sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy you may still vote in person if you attend the meeting. Please note however that if your shares are held of record by a broker bank or other nominee and you wish to vote at the meeting you must obtain a proxy issued in your name from that record holder.

JAZZ TECHNOLOGIES, INC.
4321 Jamboree Road
Newport Beach, CA 92660

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

May 21, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about May 21, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on May 2, 2007 will be entitled to vote at the annual meeting. On this record date, there were 23,957,457 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on May 2, 2007 your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on May 2, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors; and

•	Ratification of Ernst & Young, LLP as our independent auditors for our fiscal year ending December 28, 2007.

1.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

➢	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

➢
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Continental Stock Transfer & Trust Company. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of May 2, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director and “For” the ratification of Ernst & Young, LLP as our independent auditors for our fiscal year ending December 28, 2007. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

➢	You may submit another properly completed proxy card with a later date.

2.

➢	You may send a timely written notice that you are revoking your proxy to our Secretary at 4321 Jamboree Road, Newport Beach, California 92660.

➢	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 23, 2008, to our Secretary at 4321 Jamboree Road, Newport Beach, California 92660. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so by no later than March 16, 2008 and no earlier than February 15, 2008.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

How many votes are needed to approve each proposal?

➢
For the election of directors, the two nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

➢
To be approved, Proposal No. 2 ratifying Ernst & Young, LLP as our independent auditors for our fiscal year ending December 28, 2007 must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 23,957,457 shares outstanding and entitled to vote. Thus, the holders of 11,978,729 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

3.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2007.

4.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board of Directors presently has six (6) members. There are two directors in the class whose term of office expires in 2007. Proxies will not be voted for a greater number of persons than the two named nominees.  Harold L. Clark, one of the nominees listed below, is currently one of our directors and was previously elected by our stockholders. Jon C. Madonna, one of the nominees listed below, is currently one of our directors and was elected by the Board to fill a vacant slot on the Board. If elected at the annual meeting, each of these nominees would serve until the 2010 annual meeting and until his or her successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Jazz. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2010 ANNUAL MEETING

Harold L. Clark, Ed.D., Director.

Since 1995, Dr. Clark has been a Principal of Global Capital Markets, Inc., a financial services organization. From 1999 to 2001, he was Chairman of Max Internet Communications, a video conferencing provider. From 1995 to 1998, he was Chairman of XCD Incorporated, a supplier of network and wireless connectivity solutions. From 1993 to 1995, Dr. Clark was President and Chief Executive Officer of Ameriquest Technologies, Inc., a computer products distributor and systems integrator. From 1990 to 1992, he was President of Everex Systems, Inc., a personal computer and peripheral manufacturing company. From 1984 to 1989, he was President of Ingram Micro Inc., a wholesale distributor of technology products and services. Prior to 1984, Dr. Clark held various computer technology management positions with Union Bank, Republic Corporation, a media conglomerate, Litton Industries, Inc., a defense contractor, and Boeing Company, an aerospace company. He is currently Chairman of OpenPro, Inc., an open-source enterprise resource planning software developer. Dr. Clark has been a member of our Board since November 2005.

Jon C. Madonna, Director

Mr. Madonna is a retired Chairman and Chief Executive Officer of KPMG, an international accounting and consulting firm. He was with KPMG for 28 years where he held numerous senior leadership positions throughout his career and served as Chairman from 1990 to 1996. Subsequent to his retirement from KPMG, Mr. Madonna served as Vice Chairman of Travelers Group, Inc. from 1997 to 1998 and President and Chief Executive Officer of Carlson Wagonlit Corporate Travel, Inc. from 1999 to 2000. He was Chief Executive Officer of DigitalThink, Inc. from 2001 to 2002, and was Chairman of DigitalThink, Inc. from April 2002 to May 2004. Mr. Madonna is a director of AT&T Inc., Freeport McMoRan Copper and Gold Inc. and Tidewater Inc. Mr. Madonna has been a member of our Board since April 2007.

5.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2008 ANNUAL MEETING

John P. Kensey, Director.

Since 1988, Mr. Kensey has served as managing member of Avalon Capital, LLC, a consulting and investment research firm he founded. From 1982 to 1988, Mr. Kensey served as President and Chief Executive Officer of Paul-Munroe Hydraulics, Inc., a fluid power distribution and engineering company. From 1980 to 1997, Mr. Kensey served as Chairman of Be Slim Enterprises, Inc., a NutriSystem, Inc. franchisee. From 1978 to 1981, he served as President and Chief Executive Officer of Eaton Leonard Corporation, a tube bending and measuring equipment company. From 1975 to 1978, Mr. Kensey served as Vice President and General Manager and, from 1974 to 1975, as Vice President, Administration, of the Arrowhead Industrial Water Division of Coca-Cola Bottling Company of Los Angeles, a beverages manufacturing, bottling and distribution company. From 1973 to 1974, Mr. Kensey served as President and Chief Operating Officer, and, from 1972 to 1973, as Executive Vice President of Coast Catamaran Corporation, a sailboat manufacturing company. From 1966 to 1972, he served as a consultant at McKinsey & Company, Inc., a management consulting firm. From 1963 to 1966, he served as a Product Manager at Mattel, Inc., a children’s toy company. Mr. Kensey is a member of the board of directors of Sonic Desktop Software, Inc., an audio technology company. Mr. Kensey has been a member of our Board since October 2005.

Liad Meidar, Director.

Since May 2005, Liad Meidar has been a Managing Partner of Gatemore Capital Management, LLC, a wealth management and institutional investment advisory firm that he co-founded. Between March 2004 and May 2005, he was a Managing Director at Ballamor Capital Management, Inc., a wealth management firm based in Wayne, PA. Between September 2001 and February 2004, Mr. Meidar was a Principal of Felix Partners LLC, a financial advisory firm based in New York, NY. Between June 2000 and August 2001, he was Chairman and Chief Executive Officer of i5 Digital LLC, a technology company incubator, and, between September 1998 and June 2000, he was Chief Executive Officer and Executive Vice President of Ubarter.com Inc., a publicly traded online business services company that was sold to Network Commerce Inc. in January 2000. Mr. Meidar began his career as a Financial Analyst at BT Alex. Brown, the investment banking arm of Bankers Trust, now Deutsche Bank. Mr. Meidar serves on the board of directors of MAG Industrial Automation Systems, LLC, a provider of machine tools and services to the automotive, heavy equipment, aerospace and general machining industries. Mr. Meidar has been a member of our Board since March 2007.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING

Gilbert F. Amelio, Ph.D., Chairman and Chief Executive Officer.

Since 2001, Dr. Amelio has been a Senior Partner of Sienna Ventures, a venture capital firm, and, since 2003, he has been the President and Chief Executive Officer of Prexient Micro Devices, Inc., a fabless semiconductor company. From 1999 to 2005, he was Chairman and Chief Executive Officer of Beneventure Capital, LLC, a venture capital advisory firm. From 1997 to 2004, he was a Principal of Aircraft Ventures, LLC, a consulting firm. From 1999 to 2004, he served as Chairman and Chief Executive Officer of AmTech, LLC, a high technology angel investment and consulting services firm. AmTech ceased operations in early 2001 and declared bankruptcy in 2003. From 1996 to 1997, he served as Chairman and Chief Executive Officer of Apple Computer, Inc., a personal computers manufacturer. From 1991 to 1996, Dr. Amelio served as a Chairman and Chief Executive Officer of National Semiconductor Corporation, a semiconductor company. From 1988 to 1991, he served as President of the Rockwell Communications Systems division of Rockwell International Corporation, a semiconductor manufacturing division that was later spun-off as Conexant Systems, Inc. From 1983 to 1988, he served as President of the Rockwell Semiconductor Products unit of Rockwell International. From 1971 to 1983, he held various staff, managerial and executive positions at Fairchild Camera and Instrument Corporation, a semiconductor and photography products company, most recently in the role of Vice President and General Manager of its MOS Products Group. Dr. Amelio is a director of AT&T Inc. (formerly SBC Communications, Inc.), a telecommunications company, and an advisor to both the Malaysia Multimedia Super Corridor, a hub targeted at attracting multinational corporations in the global information and communication technology industry, and to the Prime Minister of Malaysia. He is also a Director and Trustee of the American Film Institute. Dr. Amelio has been our Chairman and Chief Executive Officer since August 2005.

6.

Ellen M. Hancock, Director and President.

Mrs. Hancock is the former Chairman and Chief Executive Officer of Exodus Communications, Inc., an Internet system and network management services company. Mrs. Hancock joined Exodus Communications in 1998 and served as Chairman from 2000 to 2001, Chief Executive Officer from 1998 to 2001, and President from 1998 to 2000. From 1996 to 1997, she served as Executive Vice President for Research and Development and Chief Technology Officer of Apple Computer, Inc. From 1995 to 1996, Mrs. Hancock served as an Executive Vice President and Chief Operating Officer of National Semiconductor Corporation. From 1966 to 1995, she held various staff, managerial and executive positions at International Business Machines Corporation, an information-handling systems, equipment and services company, most recently in the role of Senior Vice President and Group Executive. Mrs. Hancock is a director of Colgate-Palmolive Company, a consumer products company, Electronic Data Systems Corporation, an information technology services company, Aetna Inc., a health insurance and benefits provider, and Watchguard Technologies, Inc., an Internet security solutions company. She is a trustee of Marist College, Santa Clara University and the Institute for Advanced Catholic Studies and a director of the Pacific Council of International Policy. Mrs. Hancock has been President and a member of our Board since August 2005. Mrs. Hancock also served as Chief Operating Officer and Secretary from August 2005 to February 2007 and Chief Financial Officer from April 2006 to February 2007.

DIRECTOR RESIGNATION

Moshe I. Meidar, a member of our Board since August 2005, resigned from the Board in March 2007. Moshe Meidar was replaced on the Board by his son, Liad Meidar.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the American Stock Exchange (“AMEX”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of AMEX, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, the Board has affirmatively determined that the following four directors are independent directors within the meaning of the applicable AMEX listing standards: Dr. Clark and Messrs. Kensey, Madonna and Meidar. In making this determination, the Board found that none of the these directors or nominees for director had a material or other disqualifying relationship with us. Dr. Amelio, our Chairman and Chief Executive Officer and Ms. Hancock, our President, are not independent directors by virtue of their employment with us.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met 10 times during the last fiscal year. All directors except Moshe Meidar attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were directors or committee members, respectively. Prior to his resignation from the Board in March 2007, Moshe Meidar attended 1 regular meeting and 1 special meeting of the Board and 1 regular meeting and 1 special meeting of the Audit Committee held during the fiscal year ended December 31, 2006; however, he was unable to attend 2 regular meetings and 5 special meetings of the Board, 1 regular and 7 special meetings of the Audit Committee, 1 special meeting of the Compensation Committee, and 1 regular meeting of the Nominating and Governance Committee.

As required under applicable AMEX listing standards, in fiscal 2006, our independent directors met 3 times in regularly scheduled executive sessions at which only independent directors were present. The Chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee alternated presiding over the executive sessions.

7.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2006 for each of the Board committees:

Name	Audit***	Compensation	Governance and Nominating****
Harold L. Clark, Ed.D.	X	X*	X*
John P. Kensey	X*	X	X
Moshe I. Meidar**	X	X	X
Total meetings in fiscal 2006	4	3	2

*	Committee Chairperson
**	Moshe Meidar resigned from the Board in March 2007. Liad Meidar replaced Moshe Meidar as a member of the Audit, Compensation and Governance and Nominating Committees
***	In April 2007, Jon. C. Madonna was appointed Chairperson of the Audit Committee.
****	In April 2007, Harold L. Clark resigned as Chairperson of the Governance and Nominating Committee and John P. Kensey was appointed as Chairperson of the Governance and Nominating Committee.

Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable AMEX rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee selects our independent accountants; evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; ensures the rotation of partners of the independent auditors on our audit engagement team as required by law; reviews a formal written statement from the independent accountants listing all relationships between us and related persons; confers with the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee is composed of 4 directors: Dr. Clark and Messrs. Kensey, Liad Meidar and Madonna (Chairperson). Moshe Meidar was also a member of the Audit Committee until his resignation from the Board in March 2007. The Audit Committee met 10 times during the fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.jazztechnologies.com.

The Board has determined that all members of our Audit Committee are independent (as independence is currently defined in Section 121 of the AMEX Company Guide). The Board has also determined that Dr. Clark and Messrs. Kensey and Madonna each qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of these individual’s level of knowledge and experience based on a number of factors, including his formal education and experience. In addition to our Audit Committee, Mr. Madonna also serves on the audit committees of AT&T, Inc., Freeport McMoRan Copper and Gold Inc. and Tidewater, Inc. The Board has determined that this simultaneous service does not impair Mr. Madonna’s ability to effectively serve on our Audit Committee.

8.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year end December 31, 2006 with management of the Company. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent accountants the independent accountant’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended December 31, 2006.

John P. Kensey
Harold L. Clark
Moshe I. Meidar

Compensation Committee

The Compensation Committee is composed of three directors: Dr. Clark (Chairperson) and Messrs. Kensey and Liad Meidar. Moshe Meidar was also a member of the Compensation Committee until his resignation from the Board in March 2007. All members of our Compensation Committee are independent (as independence is currently defined in Section 121 of the AMEX Company Guide). The Compensation Committee met once during the fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on our website and www.jazztechnologies.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, approve and oversee our compensation strategy, policies, plans and programs. including:

•	establishment of corporate and individual performance objectives relevant to the compensation of our executive officers and evaluation of performance in light of these stated objectives;

•
review and recommendation to the Board for approval of the compensation and other terms of employment or service of our Chief Executive Officer and review and approval of the compensation and other terms of employment or service of the other executive officers; and

•	administration of our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

Commencing this year, the Compensation Committee also began to review with management our Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

In connection with the completion of the acquisition of Jazz Semiconductor, Inc. (“Jazz Semiconductor”), our Compensation Committee is developing a comprehensive executive compensation program and philosophy with respect to our executive officers. We expect this program will include short and long-term components, cash and equity, and fixed and contingency payments, in proportions that will appropriately incentive and reward our senior management. It is our expectation that the Compensation Committee will recommend to the Board the compensation and terms of employment for our executive officers as well as annually review the base salaries of our executive officers and establish quantitative and qualitative performance standards for executive bonuses. The Compensation Committee will also be responsible for administering our 2006 Equity Plan and will be authorized to, among other things, select the participants and determine the type of awards to be granted. We expect that no executive officer will play a role in the Compensation Committee’s determination of that executive officer’s compensation. In addition to the duties mentioned above, the Compensation Committee’s charter grants it full access to all our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee has not yet hired a compensation consulting firm to assist in its development of a comprehensive executive compensation program and philosophy, but may consider doing so in the future.

[1]
The material in this report is not “soliciting material” is not deemed "filed" with the Commission and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

9.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2006, the Compensation Committee did not form any subcommittees.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as our directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for us. The Nominating and Corporate Governance Committee is composed of three directors: Dr. Clark and Messrs. Kensey and Liad Meidar. Moshe Meidar was also a member of the Nominating and Corporate Governance Committee until his resignation from the Board in March 2007. In April 2007, Dr. Clark resigned as Chairperson of the committee and was replaced by Mr. Kensey. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Section 121 of the AMEX Company Guide). The Nominating and Corporate Governance Committee met once during the fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website and www.jazztechnologies.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given our current needs and those of the Board, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for AMEX purposes, which determination is based upon applicable AMEX listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

10.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on our website at www.jazztechnologies.com.

CODE OF ETHICS

We have adopted the Jazz Technologies, Inc. Code of Ethics for Officers and Employees of the Corporation (“Code of Ethics”) that applies to all officers, directors and employees. The Code of Ethics is available on our website at www.jazztechnologies.com. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES

In April 2006, the Board documented the governance practices we follow by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.jazztechnologies.com.

11.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young, LLP (“Ernst & Young”) as our independent auditors for our fiscal year ending December 28, 2007 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our and our stockholders’ best interests.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and all other services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of our independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services less than $50,000 may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee of the Board of Directors has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

CHANGE IN ACCOUNTANTS

During the period from August 12, 2005 (date of inception) through April 13, 2007, we had engaged BDO Seidman, LP (“BDO”) as our independent auditors. Prior to our acquisition on February 16, 2007 of Jazz Semiconductor, BDO served as our principal accountants, and Ernst & Young served as the principal accountants for Jazz Semiconductor. In light of the merger with Jazz Semiconductor, we considered whether to continue to use the accounting firm that had previously represented the parent or instead to engage the accounting firm that had previously represented the operating subsidiary. The change in independent auditors was recommended by our Audit Committee and approved by the Board in light of Ernst & Young’s familiarity and experience with the operations and finances of Jazz Semiconductor, our operating subsidiary.

The reports of BDO on our financial statements for the period from August 12, 2005 (date of inception) through December 31, 2005 and the year ended December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. However, BDO’s report on our financial statements from August 12, 2005 (dated of inception) through December 31, 2005 did contain an explanatory paragraph as to our ability to continue as a going concern based on our cash balances at December 31, 2005.

In connection with the audits of our financial statements for the period from August 12, 2005 (date of inception) through December 31, 2005, the year ended December 31, 2006 and the subsequent period before BDO’s dismissal on April 13, 2007, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreements in their report on the financial statements for such periods. In addition no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during the such periods.

12.

During the period from August 12, 2005 (date of inception) through December 31, 2005, the year ended December 31, 2006 and the subsequent period before Ernst & Young’s engagement on April 13, 2007, we did not consult Ernst & Young regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements nor did we consult Ernst & Young regarding any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following presents aggregate fees billed to us by BDO, our former principal accountant, for the year ended December 31, 2006 and for the period from August 12, 2005 (inception) to December 31, 2005. Our current principal accounts are Ernst & Young. All of the fees described below that were incurred following our initial public offering were pre-approved by our audit committee.

Audit Fees. Audit fees billed were $185,000 for the year ended December 31, 2006 and $49,000 for the period from August 12, 2005 (inception) to December 31, 2005. The fees were for professional services rendered for audits of our annual financial statements, reviews of our quarterly financial statements, reviews of the registration statement filed in connection with our initial public offering, reviews of the proxy statement filed in connection with our acquisition of Jazz Semiconductor, reviews in connection with our issuance of convertible senior notes and consultations on matters that arose during our audit.

Audit-Related Fees. Audit-related fees billed were $93,000 for the year ended December 31, 2006. There were no audit-related fees billed for the period from August 12, 2005 (inception) to December 31, 2005. The audit-related fees were billed in connection with due diligence services relating to our acquisition of Jazz Semiconductor.

Tax Fees. There were no tax fees billed for the year ended December 31, 2006 or the period from August 12, 2005 (inception) to December 31, 2005.

All Other Fees. There were no other fees billed for the year ended December 31, 2006 or the period from August 12, 2005 (inception) to December 31, 2005.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

13.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of April 19, 2007 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our executive officers and directors; and

•	all of our executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Approximate Percentage of Outstanding Common Stock(3)
Wellington Management Company, LLP (4) 75 State Street Boston, MA 02109	8,946,600	29.1%
Silver Point Capital, L.P. (5) Two Greenwich Plaza, Greenwich, Connecticut 06830	7,106,608	24.10%
CRT Capital Holdings LLC (6) 262 Harbor Drive Stamford CT 06902	4,350,443	15.3%
Morgan Stanley (7) 1585 Broadway New York, NY 10036	2,770,000	10.2%
Jonathan M. Glaser (8) 11601 Wilshire Boulevard, Suite 2180 Los Angeles, California 90025	2,196,982	8.8%
MHR Capital Partners Master Account LP (9) West 57th Street, 24th Floor New York, New York 10019	1,800,000	6.9%
Pine River Capital Management L.P. (10) 800 Nicollet Mall, Suite 2850 Minneapolis, Minnesota 55402	1,794,760	7.2%
Acquicor Management LLC (11)	4,838,468	19.0%
Gilbert F. Amelio, Ph.D. (12)	4,838,468	19.0%
Steve Wozniak	-	*
Paul Pittman (13)	750,000	2.9%
Allen R. Grogan (14)	-	*
Harold L. Clark, Ed.D. (15)	303,844	1.2%
John P. Kensey (16)	303,844	1.2%
Jon C. Madonna	2,000	*
Liad Meidar	-	*
All directors and executive officers as a group (9 individuals) (17)	6,198,156	24.5%
____________________
*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of the foregoing is 4321 Jamboree Road, Newport Beach, CA 92660.

(2)
This table is based upon (i) information supplied to us by our officers, directors and principal stockholders, (ii) any Schedules 13D or 13G or Forms 3, 4 or 5 filed with the SEC and (iii) conversations with former 5% or greater stockholders. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(3)	Applicable percentages are based on 23,957,457 shares outstanding on April 19, 2007.

(4)
According to a Schedule 13G dated February 28, 2007, Wellington Management Company, LLP (“Wellington”) has shared voting power with respect to 5,215,500 shares of our common stock and shared dispositive power with respect to 8,946,600 shares of our common stock, including 1,501,200 shares of stock held by both Government of Singapore Investment Corporation Pte Ltd and Wellington International Management Company Pte Ltd. This number includes 5,644,400 shares issuable upon exercise of warrants to purchase shares of our common stock. The securities reported by Wellington, in its capacity as investment adviser, are owned of record by clients of Wellington. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of our common stock, except for Wellington Trust Company, NA, Government of Singapore Investment Corporation Pte Ltd. and Wellington International Management Company Pte Ltd.

14.

(5)
According to a Schedule 13D dated April 2, 2007, Silver Point Capital, L.P. (“Silver Point”) has shared dispositive power with respect to 1,571,100 shares of our common stock, 1,773,558 shares issuable upon the conversion of convertible senior notes and 3,761,950 shares issuable upon exercise of warrants to purchase shares of our common stock. Silver Point is the investment manager of Silver Point Capital Fund, L.P. (the “Fund”) and Silver Point Capital Offshore Fund, Ltd. (the ‘Offshore Fund”) and by virtue of such status may be deemed to be the beneficial owner of the 5,559,100 shares, which are held in the name of the Fund and the Offshore Fund. Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point and as a result may be deemed to beneficially own the shares held by the Fund and the Offshore Fund. Each of Edward Mule and Robert O’Shea is a member of Management and has voting and investment power with respect to the shares held by the Fund and Offshore Fund and may be deemed to be beneficial owner of the 7,106,608 shares. Each of Silver Point, Management and Messrs. Mule and O’Shea disclaim beneficial ownership of the shares held by the Fund and Offshore Fund.

(6)
According to a Schedule 13G dated February 28, 2007, CRT Capital Group LLC may be deemed to beneficially own 902,705 shares of our common stock, 2,083,993 shares issuable upon exercise of warrants to purchase shares of our common stock and 1,125,000 shares issuable upon exercise of unit purchase options and warrants included in such unit purchase options. Harbor Drive Management may be deemed to beneficially own 238,745 shares issuable upon conversion of outstanding convertible senior notes. CRT Associates may be deemed to also beneficially own the 1,125,000 shares issuable upon exercise of unit purchase options and warrants included in such unit purchase options. CRT Capital Holdings, Harbor Drive Management, C. Michael Vaughn and J. Christopher Young own directly no shares. Pursuant to an investment agreement, Harbor Drive Management has the investment and voting power with respect to the securities held by Harbor Drive Master Fund. CRT Capital Holdings owns all the equity interests in and is the sole managing member of Harbor Drive Management and CRT Capital Group. C. Michael Vaughn and J. Christopher Young are two of the three managing members of CRT Associates. C. Michael Vaughn and J. Christopher Young are the two managing members, and share control, of CRT Capital Holdings and through it each of CRT Capital Group, Harbor Drive Management, and Harbor Drive Master Fund. The foregoing reporting persons disclaim any beneficial ownership of our securities for purposes of Section 16 of the Exchange Act, except to the extent of their respective indirect pecuniary interests therein.

(7)
According to a Schedule 13G dated February 28, 2007 and Form 4 dated March 26, 2007, Morgan Stanley and Morgan Stanley & Co. Incorporated beneficially own 600,000 shares of our common stock and 2,170,000 shares issuable upon exercise of warrants to purchase shares of our common stock. In accordance with SEC regulations, the filing reflects the securities beneficially owned by certain operating units (collectively, the “MS Reporting Units’) of Morgan Stanley and its subsidiaries and affiliates (collectively, “MS”). The filing does not reflect securities, if any, beneficially owned by any operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units.

(8)
According to a Schedule 13G dated February 26, 2007, 2,196,982 shares are beneficially owned by Jonathan M. Glaser. 1,097,991 of these shares are owned by JMG Capital Management, LLC (“JMG LLC”). JMG Capital Management, Inc. (“JMG Inc.”) is a member of JMG LLC and, in such capacity, may be deemed to beneficially own the 1,097,991 shares. Mr. Glasser is the control person of JMG Inc. and JMG LLC and, as a result, beneficially owns the 1,097,991 shares of common stock. In addition, Mr. Glasser is deemed to beneficially own 1,098,991 shares of common stock as one of the control persons of Pacific Assets Management, LLC (“PAM”) and Pacific Capital Management, Inc. (“PCM”), a member of PAM. Daniel Albert David and Roger Richter may also be deemed to beneficially own 1,098,991 shares of common stock because they are also control persons of PAM and PCM.

(9)
According to a Schedule 13G dated February 26, 2007, 1,800,000 shares are beneficially owned by MHR Capital Partners Master Account LP (“Master Account”). This number of shares consists of 600,000 shares of common stock and 1, 200,000 shares of common stock that can be obtained by Master Account upon exercise of warrants to acquire shares of common stock. MHR Advisors LLC (“Advisors”) is the general partner of Master Account and, in such capacity, may be deemed to also beneficially own the 1,800,000 shares. MHR Fund Management LLC (“Fund Management”) is an affiliate of and has an investment management agreement with Master Account pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the shares and, as a result, may be deemed to beneficially own the 1,800,000 shares. Mark H. Rachesky, M.D. is the managing partner of Advisors and Fund Management and, in such capacity, may be deemed to also beneficially own the 1,800,000 shares held for the account of Master Account.

(10)
According to a Schedule 13G dated February 21, 2007, Pine River Capital Management L.P. (“Pine River”) has shared voting and dispositive power with respect to 1,794,760 shares of our common stock. As Pine River’s principal, Brian Taylor may also be deemed to be a beneficial owner of these 1,794,760 shares. Nisswa Master Fund Ltd. has shared voting and dispositive with respect to 1,550,510 shares of own common stock and, as a result, may be deemed to beneficially own 1,550,510 shares.

15.

(11)
Acquicor Management LLC (“Acquicor Management”) is managed by Dr. Amelio, as the sole manager. As the sole manager, Dr. Amelio has sole voting and dispositive power over the shares held by Acquicor Management. Includes 416,666 shares of common stock subject to warrants. The securities held by Acquicor Management have been pledged to secure loans, the proceeds of which were used by Acquicor Management to purchase our securities.

(12)	Includes the shares held by Acquicor Management. See footnote (11) above.

(13)
Includes 750,000 shares of common stock subject to unit purchase options and warrants included in such unit purchase options. Excludes 51,993 shares of restricted stock to be issued to Mr. Pittman as a result of the consummation of the merger with Jazz Semiconductor.

(14)	Excludes 17,331 shares of restricted stock to be issued to Mr. Grogan as a result of the consummation of the merger with Jazz Semiconductor.

(15)
Includes 83,334 shares of common stock potentially issuable upon the exercise of warrants. The securities held by Dr. Clark have been pledged to secure loans, the proceeds of which were used by Dr. Clark to purchase our securities.

(16)
Includes 83,334 shares of common stock potentially issuable upon the exercise of warrants. The securities held by Mr. Kensey have been pledged to secure loans, the proceeds of which were used by Mr. Kensey to purchase our securities. The shares are held indirectly by Mr. Kensey through a trust.

(17)	See notes (11) through (16) above.

16.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

17.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We have established a compensation committee consisting of Dr. Clark and Messrs. Kensey and Liad Meidar. Moshe Meidar was also a member of the Compensation Committee until his resignation from the Board in March 2007. Our Board has determined each of these directors is an “independent director” within the meaning of Rule 121(A) of the AMEX Company Guide and Rule 10A-3 promulgated under the Exchange Act. The Compensation Committee has the responsibility to:

•	review, modify and approve our overall compensation strategy;

•
recommend to the Board the compensation and terms of employment of our executive officers, including Dr. Amelio, our Chief Executive Officer, and to evaluate their respective performance in light of relevant goals and objectives;

•	review and recommend to our Board the type and amount of compensation to be paid or awarded to the members of our Board;

•	recommend to our Board the adoption, amendment and termination of any bonus, equity and other deferred compensation plans, including the 2006 Equity Incentive Plan;

•	determine appropriate insurance coverage for our executive officers and directors; and

•	review, discuss and assess its own performance at least annually.

Since our formation on August 12, 2005 until the consummation of our merger with Jazz Semiconductor on February 16, 2007, our operations were limited to organizational activities and, after our initial public offering, to activities relating to completing a business combination. No person serving as an executive officer, director or initial stockholder, nor any affiliate thereof, during any part of 2006 received any cash or equity compensation for services rendered to us in 2006. In addition, no compensation of any kind, including finder’s and consulting fees, was paid to any person who was an officer, director, initial stockholder or special advisor, or any of their respective affiliates, prior to the merger for services rendered prior to or in connection with the merger. However, our officers, directors and special advisors were reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as participating in the offering process with respect to our initial public offering, identifying potential target businesses, performing due diligence on suitable business combinations and negotiating on our behalf with respect to business combinations.

On February 16, 2007, we consummated the acquisition of Jazz Semiconductor. In connection with the completion of the merger, the Compensation Committee is developing a comprehensive executive compensation program and philosophy with respect to our executive officers. The Compensation Committee has recommended and our Board has approved the following annual base salaries for our executive officers for 2007: $600,000, $450,000, $350,000 and $300,000 for Dr. Amelio, Messrs. Pittman and Grogan and Mrs. Hancock, respectively, as well as target bonuses for Messrs. Amelio, Pittman and Grogan of 300%, 200% and 75% of their year end annualized base salaries, respectively. The Compensation Committee has not selected or hired a compensation consulting firm to assist in the development of a comprehensive executive compensation program and philosophy, but may consider doing so in the future.

Our Board approved, upon the recommendation of the Compensation Committee, the adoption of the 2006 Equity Incentive Plan (which has been adopted by our stockholders). The Board also approved Shu Li’s employment agreement. However, Dr. Li resigned as our Executive Vice President and President and Chief Executive Officer of Jazz Semiconductor on March 21, 2007. We also intend to grant restricted stock to Messrs. Pittman and Grogan in connection with services rendered by them as a consultants to us prior to the merger.

18.

Compensation Policies

General Philosophy

Though we have not yet developed a comprehensive executive compensation program and philosophy, we expect that our compensation program will include short and long-term components, cash and equity, and fixed and contingent payments, in the proportions we expect will appropriately incentivize and reward our senior management for achieving the following goals:

•	foster a highly creative, collegial and integrated team whose participants understand and share our business objectives and ethical and cultural values;

•
lead the company by demonstrating forward thinking in the identification, development and commercialization not only of process technologies and related design platforms but also of complementary businesses and processes;

•
control the multiple dimensions of our business, including research and development, manufacturing and managing manufacturing capacity, customer services and marketing and development of strategic opportunities;

•	identify and satisfy our short and long-term financing requirements in a highly strategic and creative manner, and deploy available funds for maximum benefit to us and our stockholders; and

•	position the organization to take maximum advantage of the trends towards convergence of networking, computing and content.

We expect that our executive compensation structure will be competitive in our industry. In addition, we expect that our compensation structure would be fair relative to compensation paid to other professionals within our organization, relative to our short and long-term performance and relative to the value we deliver to our stockholders. As we develop our compensation program and philosophy, we intend to implement an approach that rewards our executive officers when we achieve our goals and objectives, generates returns consistent with other specialty semiconductor foundries, and fosters a performance-oriented culture, where individual performance is aligned with organizational objectives.

Elements of Compensation

We anticipate executive compensation to consist of the following elements:

Base Salary. Base salaries for our executive officers have been established based on each individual’s job responsibilities and expected contribution to us, while taking into account additional compensation that the officer may receive pursuant to bonus and equity incentive plans as well as total compensation levels at other companies for similar positions. Our Board, upon recommendation of the Compensation Committee, has established annual base salaries for Dr. Amelio, Ms. Hancock and Messrs. Pittman and Grogan of $600,000, $300,000, $450,000 and $350,000, respectively. We expect that the Compensation Committee will review base salaries annually.

Bonuses. Our Compensation Committee will be responsible for establishing and implementing pre-established quantitative and qualitative performance standards for executive bonuses as well as guidelines and requirements for the distribution of such bonuses. The Board has established, based on the Compensation Committee’s recommendation, 2007 target bonuses for Messrs. Amelio, Pittman and Grogan of 300%, 200% and 75% of their year end annualized base salaries, respectively, subject to quantitative and qualitative performance objectives as described below. The Compensation Committee maintains discretion to reduce the amount of bonuses paid to any of our executives, officers or senior management personnel.

To the extent that our employment agreements contain qualitative standards for discretionary bonuses, our Board intends to take the following steps to ensure direct correlation between executive compensation and performance:

19.

•	initiate a practice of periodically reviewing the performance of all senior executives at board meetings; and

•	establish annual reviews of compensation reports for the named executive officers.

The bonuses for our Chief Executive Officer and other named executive officers will be based upon a comparison of actual performance against pre-established quantitative and qualitative performance objectives linking compensation to our overall performance. Because we are still in the process of modifying our business plan and operating budgets for 2007 following the merger with Jazz Semiconductor, the Compensation Committee has not yet established performance objectives for 2007, but we expect the Compensation Committee to establish these objectives for 2007 by either the end of the second quarter of 2007 or early in the third quarter of 2007. We intend for the Compensation Committee to adopt performance objectives for our Chief Executive Officer and other named executive officers after reviewing our business plan and operating budgets, determining the business metrics on which our executives should focus most in order to drive results, and taking into account a combination of company financial performance and/or qualitative factors. We expect that if these performance objectives are not completely met, the bonuses will be reduced, or if certain minimum targets are not met, bonuses may be eliminated. Our policy is not to disclose target levels with respect to specific quantitative or qualitative performance-related factors or other factors considered to involve confidential business information, because their disclosure would have an adverse effect on our company.

Long-Term Incentive Program. We believe that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, and that their compensation should assist us in recognizing and rewarding key executives who profoundly affect our future success through their contributions. Therefore, we have adopted, and our stockholders have approved, the 2006 Equity Incentive Plan, which is designed to align management’s performance objectives with the interests of our stockholders. Awards under the 2006 Equity Incentive Plan will be administered by our Compensation Committee, which will be authorized to, among other things, select the participants and determine the type of awards to be made to participants, when the awards will be granted, the number of shares subject to awards and the terms, conditions, restrictions and limitations of the awards.

The Compensation Committee has recommended and the Board has approved the future grant of options to purchase shares of our common stock, subject to the filing and effectiveness of a Form S-8 registration statement for the common stock to be issued under our 2006 Equity Incentive Plan. Our officers, Messrs. Amelio, Pittman and Grogan, will be granted options to purchase 695,000, 625,000 and 250,000 shares of our common stock, respectively. Our Board members, Messrs. Madonna, Kensey, Clark and Meidar will be granted options to purchase 43,000, 39,000, 39,000 and 35,000 shares of our common stock, respectively. These stock options will only be granted if we file a Form S-8 registration statement for the common stock to be issued under our 2006 Equity Incentive Plan and it becomes effective. The exercise price of these options will be the closing price on the date of the grant.

Benefits. In the short-term, we intend to use Jazz Semiconductor’s already existing employee benefits plan, which provides the following benefits to its employees and executive officers:

•	Health and dental insurance;

•	Life insurance;

•	Short-and long-term disability; and

•	401(k) plan.

We expect the Compensation Committee to review and establish an employee benefits plan offering benefits consistent with those benefits offered by other companies and specifically with those companies with which we will compete for employees.

Employment Agreements. We do not have employment agreements with any of our existing executive officers. We expect that now that the merger has been completed, the Compensation Committee will, in connection with the development of a comprehensive executive compensation program and philosophy, recommend to our Board the compensation and terms of employment for our other executive officers whereupon we may enter into appropriate employment agreements with them.

20.

Stock Ownership. We have not yet developed a stock ownership policy, guidelines or requirements. We expect that the Compensation Committee will work with us to develop a policy in the future and that any policy adopted will take into account the common stock currently owned beneficially by our executives as well as stock and other securities owned currently or in the future by our other officers and directors.

Change in Control and Severance. As a result of his resignation on March 21, 2007 and pursuant to the terms of his employment agreement, we paid Dr. Li a severance payment in the amount of $918,924.40., constituting 2 times his annualized base salary as of his resignation date plus an amount equal to the total bonus compensation paid to Dr. Li during the twelve months preceding his resignation. In addition, we will pay directly to the applicable insurance carrier all COBRA premiums necessary to continue Dr. Li’s health insurance coverage for the eighteen months following his resignation and will, at the end of such eighteen month period, pay directly to Dr. Li a lump sum equal to six times the then most recent monthly COBRA premium paid by us to the applicable insurance carrier.

The Compensation Committee has recommended and the Board has approved change of control agreements with Messrs. Amelio, Pittman and Grogan. Under these change in control agreements, Mr. Amelio will receive 2.99 times his annual base salary plus his target bonus and 18 months of continued COBRA coverage, if a change of control occurs and he is terminated without cause or for good reason within one year of the change in control. Similarly, Messrs. Pittman and Grogan will receive twice their annual base salary plus target bonus and 18 months of continued COBRA coverage, if a change of control occurs and they are terminated without cause or for good reason within one year of the change in control. In addition, if Messrs. Amelio, Pittman and Grogan are terminated without cause or for good reason within one year of a change in control, all stock options grants or similar equity arrangements that are otherwise subject to vesting over a period of 48 months following the termination will immediately accelerate and vest.

Allocating Elements of Compensation. In allocating compensation among various elements such as base salary, bonuses and long-term incentive programs, we expect that the Compensation Committee will select allocations that are consistent with our overall compensation philosophy described above, and that the mix of such allocations may take also into account a particular executive officer’s willingness or desire to accept a smaller allocation of one element of compensation in exchange for a greater allocation of another element (such as, by way of example, accepting a lower base salary in exchange for greater long-term incentives).

Role of Executive Officers in Executive Compensation. We expect that our Compensation Committee will approve and make recommendations to our Board on the compensation for our executive officers, other than Dr. Amelio, with the advice of Dr. Amelio and/or one or more other executive officers designated by Dr. Amelio. We expect Dr. Amelio and any such other executive officers to play no role in the Compensation Committee’s determination of their respective compensation. However, to the extent we enter into employment agreements with our executive officers, such agreements would be subject to negotiation between us and the applicable executive officer.

Compensation Arrangements

The following severance arrangement with Dr. Li was negotiated and implemented in connection with the merger with Jazz Semiconductor and the following arrangements with Messrs. Pittman and Grogan were negotiated in connection with our search for potential business combination candidates. The severance arrangement with Dr. Li was part of an employment agreement negotiated between the selling stockholders of Jazz Semiconductor and Dr. Li as part of the negotiation of the overall terms and conditions of the merger. Our Compensation Committee has not determined the extent to which a comprehensive executive compensation program and philosophy would incorporate elements from the severance arrangements set forth below.

Dr. Li’s Severance Arrangement

In connection with the execution of the merger agreement relating to the acquisition of Jazz Semiconductor, Dr. Li entered into an employment agreement with Jazz Semiconductor to continue to serve as Jazz Semiconductor’s Chief Executive Officer and President. As part of this employment agreement, if, within one year after the effective date of the employment agreement, Dr. Li’s employment was terminated without cause or he resigned for any or no reason, Jazz Semiconductor became obligated to pay a severance payment equal to two times the sum of Dr. Li’s annualized base salary plus an amount equal to the total bonus compensation paid to Dr. Li during the twelve months immediately preceding his date of termination. Dr. Li’s severance benefit also includes eighteen months of COBRA benefits and a lump sum payment equal to six times the then most recent monthly COBRA premium paid by Jazz Semiconductor at the end of the eighteen month period. In order to receive his severance and COBRA benefits, Dr. Li was required to sign a general release waiving his right to any claims against Jazz Semiconductor. As a result of his resignation on March 21, 2007, we paid Dr. Li a severance payment in the amount of $918,924.40, constituting 2 times his annualized base salary as of his resignation date plus an amount equal to the total bonus compensation paid to Dr. Li during the twelve months preceding his resignation. In addition, we will pay directly to the applicable insurance carrier all COBRA premiums necessary to continue Dr. Li’s health insurance coverage for the eighteen months following his resignation and will, at the end of such eighteen month period, pay directly to Dr. Li a lump sum equal to six times the then most recent monthly COBRA premium paid by us to the applicable insurance carrier.

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Mr. Pittman’s Compensation for Financial Advisory Services

In connection with the financial advisory services provided by Mr. Pittman, we have agreed to reimburse him for any out-of-pocket expenses and pay him a success fee in the amount of $1.0 million for the successful completion of the merger. In addition, Mr. Pittman is entitled to receive a restricted stock grant of 51,993 shares of our common stock due to successful completion of the merger. Our Board determined Mr. Pittman’s compensation based on an analysis of the market prices for such financial advice, including the fees payable to investment banks for comparable advice and services.

Mr. Grogan’s Compensation for Consulting Services

In connection with the consulting services provided by Mr. Grogan, we agreed to pay him a monthly retainer of $8,000 until the merger closed, subject to a cap of $100,000, to reimburse him for any out of pocket expenses, and to pay him a success fee in the amount of $100,000 due to successful completion of the merger. In addition, Mr. Grogan is entitled to receive a restricted stock grant of 17,331 shares of our common stock due to successful completion of the merger. Mr. Grogan provided legal advice in connection with the merger and assisted in the legal diligence on Jazz Semiconductor. Our Board determined Mr. Grogan’s compensation based on an analysis of the market terms for similar legal advice.

Compensation Committee Interlocks and Insider Participation

During the 2006 fiscal year, our Compensation Committee consisted of Dr. Clark and Messrs. Kensey and Moshe Meidar. During the 2006 fiscal year, no interlocking relationship existed between our Board or our Compensation Committee and the board of directors or the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Non-employee Director Compensation

During the 2006 fiscal year, we paid no compensation to our directors. Beginning February 2007, our non-employee directors will each receive an annual retainer of $25,000. In addition, each non-employee director will receive $2,500 for each in-person board meeting attended and $1,250 for each telephonic board meeting attended following completion of the merger. The chairs of the audit, compensation and nominating and governance committees will receive an additional annual retainer of $10,000, $5,000 and $5,000, respectively.

Limitation of Liability of Officers and Directors and Indemnification

Our amended and restated certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty, to the extent permitted by Delaware law and (ii) permit us to indemnify our directors and officers, employees and other agents to the fullest extent permitted by the DGCL.

We intend to enter into indemnification agreements with certain officers, including each of our named executive officers, and each of our directors that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements such officer or director may be required to pay in actions or proceedings to which such officer or director is or may be made a party by reason of such officer’s or director’s position as an officer, director or other agent of us, and otherwise to the full extent permitted under Delaware law and our bylaws.

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TRANSACTIONS WITH RELATED PERSONS

CERTAIN RELATED-PERSON TRANSACTIONS

 Prior Share Issuances

On August 26, 2005, we issued 6,250,000 shares of our common stock to Acquicor Management LLC for $25,000 in cash, at an average purchase price of approximately $0.004 per share. On January 19, 2006, we effected a 4,333,334 for 6,250,000 reverse stock split of our common stock, effectively raising the purchase price to approximately $0.006 per share. Following the reverse stock split, there were 4,333,334 shares of common stock outstanding. On February 21, 2006, we effected a 5,373,738 for 4,333,334 forward stock split of our common stock, effectively lowering the purchase price to approximately $0.0047 per share. Following the forward stock split, there were 5,373,738 shares of common stock outstanding. Also on February 21, 2006, Acquicor Management LLC distributed 195,000 shares of common stock to each of Dr. Clark and Messrs. Kensey and Moshe Meidar in redemption of their ownership interests in Acquicor Management LLC.

On March 13, 2006, we completed a private placement pursuant to which Acquicor Management LLC and Dr. Clark and Messrs. Kensey and Moshe Meidar purchased an aggregate of 333,334 units from us at a price of $6.00 per unit, for an aggregate purchase price of $2.0 million.

Acquicor Management LLC and Dr. Clark and Messrs. Kensey and Moshe Meidar are entitled to make up to two demands that we register their shares, including the shares of common stock included in, or issued upon exercise of the warrants included in, the units purchased by them in the private placement. They can elect to exercise these registration rights at any time beginning three months prior to the date on which the lock-up period applicable to such shares expires. In addition, Acquicor Management LLC and Dr. Clark and Messrs. Kensey and Moshe Meidar have certain “piggy-back” registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.

Compensation Arrangements

No compensation or fees of any kind, including finders and consulting fees, were paid to any of our officers, directors, special advisors or stockholders, or any of their affiliates prior to the merger with Jazz Semiconductor, for services rendered prior to or in connection with the merger with Jazz Semiconductor. However, our officers, directors and special advisors did receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as participating in our initial public offering process, identifying potential target operating businesses and performing diligence on the merger and other suitable business combinations. There was no limit on the amount of out-of-pocket expenses reimbursable by us and there will be no review of the reasonableness of the expenses by anyone other than our board, which includes persons who may have sought reimbursement.

In connection with our initial public offering, the underwriters agreed to defer fees equal to 2.0% of the gross proceeds from the sale of the units to the public stockholders, or approximately $3.5 million, until the consummation of the merger. Mr. Pittman, as a result of his former position as Partner and head of mergers and acquisitions at ThinkEquity Partners LLC, the lead underwriter of our initial public offering, received 30% ($414,000) of the deferred underwriting fee payable to ThinkEquity and holds an option to purchase up to a total of 250,000 units. The units issuable upon exercise of this option are identical to those offered in our initial public offering except that the warrants included in the units have an exercise price of $6.65 (133% of the exercise price of the warrants included in the units sold in our initial public offering). This option is exercisable at $7.50 per unit commencing on March 17, 2007 and expires on March 17, 2011. Mr. Pittman served as a our financial advisor in connection with the merger. As such, we agreed to reimburse Mr. Pittman for any out-of-pocket expenses. In addition, Mr. Pittman received an additional success fee in the amount of $1.0 million as a result of successful completion of the merger. Mr. Pittman also is entitled to receive a restricted stock grant of 51,993 shares of our common stock under the 2006 Equity Incentive Plan as a result of the completion of the merger.

Pursuant to a consulting agreement entered into on April 14, 2006 between us and Allen Grogan, we agreed to pay Mr. Grogan $8,000 per month in consulting fees until the merger closed, subject to a cap of $100,000, plus reimbursement for out-of-pocket expenses. An additional success fee in the amount of $100,000 was paid to Mr. Grogan upon successful completion of this merger. Mr. Grogan also is entitled to receive a restricted stock grant of 17,331 shares of our common stock under the 2006 Equity Incentive Plan as a result of the completion of the merger.

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Stockholder Loan

On August 26, 2005, Acquicor Management LLC loaned a total of $275,000 to us for the payment of offering expenses in connection with our initial public offering. The loan provided for interest at a rate of 3.6% per year and was repaid on March 13, 2006 out of a portion of the proceeds from the private placement of units described above.

Indemnification of Officers and Directors

We intend to enter into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our bylaws.

Review, Approval or Ratification of Transactions with Related Persons

Our policy is to require that any transaction with a related party required to be reported under applicable SEC rules, other than compensation-related matters, be reviewed and approved or ratified by a majority of independent, disinterested directors. We have not adopted procedures for review of, or standards for approval of, these transactions, but instead review such transactions on a case by case basis. Our policy is to require that all compensation-related matters be recommended for board approval by the Compensation Committee. During the last fiscal year, other than the private placement to our inside stockholders prior to our initial public offering, no transactions with a related party have occurred that required a waiver of our policy nor have any transactions with a related party occurred in which we did not follow our policy. The private placement to our inside stockholders could not be approved by a majority of independent, disinterested directors because all of our directors participated, directly or indirectly, in the private placement.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Jazz Technologies, Inc. stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Jazz Technologies, Inc., Attn: Allen R. Grogan, Corporate Secretary, 4321 Jamboree Road, Newport Beach, California 92660 or contact Mr. Grogan at (949) 435-8000. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

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OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Allen R. Grogan
Secretary
May 21, 2007

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Corporate Secretary, Jazz Technologies, Inc., 4321 Jamboree Road, Newport Beach, California 92660.

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